Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Steven Carr
President & CEO	EVP & CFO	Dresner Corporate Services
319.356.5800	319.356.5800	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS FOURTH QUARTER AND YEAR 2015 FINANCIAL RESULTS
Iowa City, Iowa, January 28, 2016 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG) today reported its financial results for the three months and year ended December 31, 2015, including eight months of results after its merger with Central Bancshares, Inc. (“Central”), which closed on May 1, 2015. Net income for the fourth quarter of 2015 totaled $8.2 million, compared with $3.9 million for the same period last year. Basic and diluted earnings per share were $0.72 for the fourth quarter of 2015, compared with $0.46 for both basic and diluted earnings per share for the fourth quarter of 2014. After excluding the effects of $0.1 million of expenses related to the merger with Central, adjusted diluted earnings per share for the fourth quarter of 2015 were $0.73, compared to $0.57 for the same period last year, reflecting growth of 28.1%.
Earnings comparisons between the fourth quarter of 2015 and the same period in 2014 were affected primarily by the Central acquisition, highlighted by the following:

•	a 92.4% increase in net interest income, due primarily to a 78.1% increase in interest income which included merger-related discount accretion of $1.3 million;

•
an 87.8% increase in noninterest income, driven by increases in other service charges, commissions and fees, service charges and fees on deposit accounts, and mortgage origination and loan servicing fees; and

•	a 14.3% decrease in income tax expense, due to the recognition of additional rehabilitation and historic tax credits on the Company’s headquarters building; offset by

•	an increase of $1.2 million in the provision for loan losses, due primarily to loan growth; and

•
a 92.3% increase in noninterest expense, primarily due to a 107.3% increase in salaries and employee benefits which resulted mainly from the additional compensation expense associated with the Central acquisition.

“We continue to make significant progress with our merger integration and are pleased with the 2015 financial results,” stated President and Chief Executive Officer, Charles N. Funk. “The fourth quarter saw continued robust loan growth from the Central Bank footprint, which was a key contributor to our overall results. As in prior quarters, the fourth quarter contained some one-time items, notably the sale of our our Ottumwa branch and the finalization of our historic tax credits, most of which positively impacted our results. We are also on track to merge Central Bank into MidWestOne Bank early in the second quarter of 2016.”
Net income for the year ended December 31, 2015 was $25.1 million, an increase of $6.6 million, or 35.6%, compared to $18.5 million of net income for the same period in 2014, with diluted earnings per share of $2.42 and $2.19 for the comparative annual periods, respectively. The increase in net income was due primarily to the merger with Central, with higher net interest income and increased noninterest income, partially offset by increased noninterest expense and income tax expense. After excluding the effects of $3.5 million ($3.0 million after tax) of expenses related to the merger, adjusted diluted earnings per share for the year ended December 31, 2015 were $2.70, compared to $2.31 for the same period last year, reflecting growth of 16.9%.
Results of Operations
Net interest income of $26.8 million for the fourth quarter of 2015 increased $12.9 million, or 92.4%, from $13.9 million for the fourth quarter of 2014, primarily due to the merger. An increase in average loan balances, and the effect of the merger-

related discount accretion of $1.3 million, resulted in loan interest income growth of $13.2 million, or 106.8%, to $25.6 million for the fourth quarter of 2015 compared to the fourth quarter of 2014. Income from investment securities decreased to $3.4 million for the fourth quarter of 2015 compared to $3.5 million for the fourth quarter of 2014, reflective of a decrease of $1.4 million in the average balance and a decrease of 9 basis points in the yield of investment securities between the two comparable periods. There was no income from loan pool participations for the fourth quarter of 2015, as the Company sold its remaining loan pool participations in June 2015, and has completely exited this line of business. Income from loan pool participations was $0.4 million in the fourth quarter of 2014. Interest expense decreased $0.1 million, or 5.0%, to $2.3 million for the fourth quarter of 2015, compared to $2.4 million for the same period in 2014, primarily due to decreased interest expense on deposits due to the merger-related amortization of the purchase accounting premium on certificates of deposit in the amount of $0.5 million and the lower expense on Federal Home Loan Bank (“FHLB”) borrowings which resulted from the decrease of $6.0 million in outstanding FHLB advances between December 31, 2014 and December 31, 2015. These decreases were partially offset by the additional cost of merger-related assumptions of debt.
Net interest income for the year ended December 31, 2015 was $90.1 million, up $35.2 million, or 64.2%, from $54.9 million for the year ended December 31, 2014, primarily due to the merger. Loan interest income increased $38.1 million, or 78.6%, to $86.5 million for the year of 2015 compared to the year of 2014, primarily due to the merger-related increase in average loan balances of $870.6 million, or 79.7%, between the two periods, and the effect of the merger-related discount accretion of $4.4 million. Interest income on investment securities decreased $1.1 million, or 7.6%, to $13.3 million for the year of 2015 compared to the year of 2014 due to a decrease of 25 basis points on the portfolio’s yield between the comparative periods. Interest expense was $10.6 million, including $1.1 million in merger-related amortization of the purchase accounting premium on certificates of deposit, for the year ended December 31, 2015, an increase of $1.1 million, or 11.5%, compared to the year of 2014.
The net interest margin for the fourth quarter of 2015, calculated on a fully tax-equivalent basis, was 4.04%, or 57 basis points higher than 3.47% for the fourth quarter of 2014. A higher yield received on interest-earning assets, positively affected by purchase accounting adjustments as noted above, combined with lower rates paid on interest-bearing deposits, resulted in the improved margin. The Company posted a net interest margin of 3.71% for the year of 2015, up 18 basis points from 3.53% for the same period in 2014.
The provision for loan losses for the fourth quarter of 2015 was $1.5 million, an increase from $0.3 million in the fourth quarter of 2014. The increased provision primarily reflects the increase in outstanding loan balances due to organic loan growth. The provision for loan losses for the year of 2015 was $5.1 million, up $3.9 million from $1.2 million for the same period in 2014, due to both the merger and organic loan growth.
Noninterest income for the fourth quarter of 2015 increased to $6.6 million, up $3.1 million, or 87.8%, from $3.5 million in the fourth quarter of 2014, due primarily to the merger. The increase was primarily in other service charges, commissions and fees, which increased by $2.4 million, or 409.9%, from $0.6 million in the fourth quarter of 2014 to $3.0 million for the fourth quarter of 2015. While the majority of this increase was due to the merger, $0.7 million represents the gain on sale of our Ottumwa, Iowa branch, which was completed in early December 2015. Service charges and fees on deposit accounts in the fourth quarter of 2015 increased $0.4 million compared to the fourth quarter of 2014, and mortgage origination and loan servicing fees rose $0.3 million, or 88.6%, from $0.4 million for the fourth quarter of 2014 to $0.7 million for the fourth quarter of 2015. The noted increases were partially offset by decreased gains on the sale of available for sale securities of $0.1 million.
For the year ended December 31, 2015, noninterest income rose to $21.2 million, an increase of $5.9 million, or 38.4%, from $15.3 million during the same period of 2014. While all but two of the major noninterest income categories improved, primarily due to the merger, the greatest increase for the year ended December 31, 2015, was in other service charges, commissions and fees, which rose from $2.4 million for the year ended December 31, 2014, to $5.7 million for the year ended December 31, 2015, an increase of $3.3 million, or 141.2%. While the majority of this increase was due to the merger, $0.7 million represents the gain on sale of our Ottumwa, Iowa branch, which was completed in early December 2015. Mortgage origination and loan servicing fees in the year ended December 31, 2015 increased $1.2 million, or 77.3%, from $1.6 million for the same period in 2014. Another significant contributor to the overall increase in noninterest income was service charges and fees on deposit accounts, which increased $1.1 million to $4.4 million, for the year of 2015, compared with $3.3 million for the same period of 2014. Trust, investment, and insurance fees also increased to $6.0 million for the year ended December 31, 2015, an improvement of $0.2 million, or 4.1%, from $5.8 million for the same period in 2014. These increases were partially offset by decreased gains on the sale of available for sale securities of $0.2 million between the two periods.
Fourth quarter 2015 noninterest expense was $22.2 million, up $10.7 million, or 92.3%, from the fourth quarter of 2014. The increase was mainly due to operating a larger company with a new market following the Central merger. Salaries and employee benefits increased $6.9 million, or 107.3%, between the fourth quarter of 2014 and the fourth quarter of 2015 mainly as a result of the increased number of employees of the Company after the merger. Likewise, net occupancy and equipment expense increased $1.9 million, or 124.8%, from $1.5 million for the fourth quarter of 2014 to $3.4 million for the fourth quarter of 2015 mainly due to the merger. Merger-related expenses in the fourth quarter of 2015 were $0.1 million, compared to $1.0 million in the fourth quarter of 2014. The majority of these expenses were comprised of professional fees expense, which decreased $0.5 million, or 30.6%, for the fourth quarter of 2015, compared with the fourth quarter of 2014. Other operating expense for the fourth quarter of 2015 increased $1.1 million, or 78.2%, compared with the fourth quarter of 2014, primarily due to the merger.
“Our fourth quarter salary expense was a bit higher than expected due to the need to true up accruals for incentive compensation at Central Bank,” stated Mr. Funk.  “As discussed above, loan demand the last six months of the year was robust and payouts wound up being higher than originally forecast.”
Noninterest expense increased to $73.2 million for the year ended December 31, 2015 compared with $43.4 million for the year ended December 31, 2014, an increase of $29.8 million, or 68.6%. As with the quarterly expenses, the increase was mainly due to the inclusion of expenses related to the closing of the merger and eight months of post-merger expenses. Salaries and employee benefits increased $16.9 million, or 68.0%, from the year ended December 31, 2014 to the year ended December 31, 2015. Merger-related expenses paid were $3.5 million ($3.0 million after tax), for the year ended December 31, 2015. These expenses are reflected mainly in professional fees expense of $4.9 million during the year ended December 31, 2015, compared to professional fees expense of $3.6 million for the year ended December 31, 2014, and an increase of $3.6 million, or 64.5%, in other operating expense for the year of 2015 compared to the same period a year ago.
“We have identified several areas in which we expect a reduction in noninterest expense in future periods from the merger,” continued Mr. Funk. “Our goal is to complete the identification of noninterest expenses that can be reduced during 2016, and implement these reductions in expense in 2016 and 2017.”
Income tax expense was $1.4 million for the fourth quarter of 2015 compared to $1.7 million for the same period in 2014, and was $7.8 million for the year ended December 31, 2015 compared to $7.0 million for the same period in 2014. This expense variation was primarily due to a change in the level of taxable income between the comparable periods because of the merger, which was offset in part by the recognition of the estimated income tax benefit of rehabilitation and historic tax credits on the Company’s headquarters building in the amount of $1.3 million in the fourth quarter of 2015, and $2.3 million for the year 2015.
Balance Sheet and Asset Quality
Due primarily to the merger, total assets increased to $2.98 billion at December 31, 2015 from $1.80 billion at December 31, 2014. The main areas of asset increases were loans, goodwill, premises and equipment, and cash and cash equivalents. These increases were partially offset by a decrease in loan pool participations due to the sale of the entire portfolio in the second quarter of 2015. Total deposits at December 31, 2015, were $2.46 billion, an increase of $1.05 billion from December 31, 2014, due primarily to the merger. The deposit increase was concentrated in interest-bearing checking deposits, which increased $445.8 million, or 72.1%, to $1.06 billion at December 31, 2015, from $618.5 million at December 31, 2014, and non-interest-bearing demand deposits, which increased $345.1 million, or 160.9% between these two dates. Junior subordinated notes issued to capital trusts increased by $8.1 million, or 52.5%, between December 31, 2014 and December 31, 2015, due to the assumption of notes in the merger with Central. The Company initiated new long-term borrowings from an unaffiliated bank of $25.0 million during the second quarter of 2015 in connection with the closing of the merger. At December 31, 2015, this note had an outstanding balance of $22.5 million. These increases were somewhat offset by a decrease in federal funds purchased of $15.9 million between December 31, 2014 and December 31, 2015, and a decline in FHLB borrowings of $6.0 million, or 6.5%, between December 31, 2014 and December 31, 2015, to $87.0 million at December 31, 2015.
“Deposit generation throughout the Company is one of our most important goals for 2016,” stated Mr. Funk. “We recently hired a seasoned banker in the Twin Cites who will head up the cash management services area of our Company. We see potential in this area of our business, and our task now is to turn potential into new business booked.”
Total loans (excluding loan pool participations and loans held for sale) increased $1.02 billion, or 90.0%, from December 31, 2014, to $2.15 billion at December 31, 2015, primarily as a result of the merger. While all loan categories saw increased balances, the increases were primarily concentrated in commercial real estate-other, one-to-four-family first liens, and commercial and industrial loans. As of December 31, 2015, the largest category of bank loans was commercial real estate loans, comprising approximately 46% of the portfolio, which included 6% of total loans being construction and development, 6% of total loans being multifamily residential mortgages, and 4% of total loans being farmland. Residential real estate loans was the next largest category at 25% of total loans, followed by commercial and industrial loans at 22%, agricultural loans at 6%, and consumer loans at 2%. The Company also held $25.6 million net of a discount of $7.4 million, or 1.2% of the total loan portfolio, in purchased credit impaired loans as a result of the merger.
“We plan to ensure that the allowance for loan losses in the Central Bank portfolio continues to appropriately reflect new loan growth, and are on target in that regard. Though the allowance for loan losses at year-end covered more than 168% of our n on-performing loans, we are being diligent about monitoring the reserve, which was essentially eliminated by merger accounting when the Central Bank purchase closed,” said Mr. Funk.
Nonperforming bank loans decreased from $13.0 million, or 1.15% of total bank loans, at December 31, 2014, to $11.5 million, or 0.54% of total bank loans, at December 31, 2015. At December 31, 2015, nonperforming loans consisted of $4.0 million in nonaccrual loans, $7.2 million in troubled debt restructures (“TDRs”) and $0.3 million in loans past due 90 days or more and still accruing. This compares to nonaccrual loans of $3.3 million, TDRs of $8.9 million, and loans past due 90 days or more and still accruing of $0.8 million at December 31, 2014. The decrease in overall nonperforming loans was primarily due to payments collected from TDR-status borrowers. Loans 90 days past due and still accruing interest decreased $0.6 million between December 31, 2014 and December 31, 2015, while nonaccrual loans increased by $0.8 million between these dates due primarily to the addition of three commercial real estate loans totaling $1.7 million. Bank loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) increased to $8.5 million at December 31, 2015, compared with $3.9 million at December 31, 2014, primarily due to the merger. At December 31, 2015, other real estate owned (not included in nonperforming loans) was $8.8 million, up from $1.9 million of other real estate owned at December 31, 2014, again, as a result of the merger. During the year of 2015, the Company had a net increase of 44 properties to other real estate owned, including 45 properties that were added as a result of the merger. As of December 31, 2015, the allowance for bank loan losses was $19.4 million, or 0.90% of total loans, compared with $16.4 million, or 1.44% of total bank loans at December 31, 2014. The decrease in the ratio of the allowance for loan losses to total loans was due to the purchased loans acquired in the merger being recorded at estimated fair value on their purchase date without a carryover of the related allowance for loan losses. The allowance for loan losses represented 168.52% of nonperforming loans at December 31, 2015, compared with 125.67% of nonperforming loans at December 31, 2014. The Company had net loan charge-offs of $2.1 million in the year ended December 31, 2015, or an annualized 0.11% of average loans outstanding, compared to net charge-offs of $1.0 million, or an annualized 0.09% of average loans outstanding, for the same period of 2014.
Investment securities totaled $545.7 million at December 31, 2015, or 18.3% of total assets, an increase of $19.2 million, or 3.6%, from $526.5 million, or 29.2% of total assets, as of December 31, 2014. A total of $427.2 million of the investment securities were classified as available for sale at December 31, 2015, compared to $474.9 million at December 31, 2014. As of December 31, 2015, the portfolio consisted mainly of obligations of states and political subdivisions (45.8%), mortgage-backed securities and collateralized mortgage obligations (36.2%), and obligations of U.S. government agencies (4.9%). Investment securities held to maturity were $118.4 million at December 31, 2015, compared to $51.5 million at December 31, 2014. The increase of $66.9 million, or 129.8%, in held to maturity investments was primarily due to the merger.
Capital Adequacy
Total shareholders’ equity was $296.2 million as of December 31, 2015, compared to $192.7 million as of December 31, 2014, an increase of $103.4 million, or 53.7%. This increase was primarily attributable to the stock consideration issued in the merger and stock issued in a private placement, along with net income of $25.1 million for the year of 2015, and a $0.6 million decrease in treasury stock due to the issuance of 31,537 shares of Company common stock in connection with stock compensation plans. These increases were partially offset by a $1.9 million decrease in accumulated other comprehensive income due to market value adjustments on investment securities available for sale, and the payment of $6.3 million in common stock dividends. No shares of Company common stock were repurchased in the fourth quarter of 2015. The total shareholders’ equity to total assets ratio was 9.94% at December 31, 2015, down from 10.71% at December 31, 2014. The tangible equity to tangible assets ratio was 7.51% at December 31, 2015, compared with 10.29% at December 31, 2014. Tangible book value per share was $19.10 at December 31, 2015, a decrease from $22.08 per share at December 31, 2014, due to the addition of $78.7 million of intangibles related to the Central merger.
“Moving the tangible equity to tangible assets ratio above 8.00% remains a priority. We have made progress with this ratio in the months after the merger closed, and it is above 7.50% at year-end 2015,” concluded Mr. Funk.
Sale of Ottumwa, Iowa MidWestOne Bank Branch Office
On December 4, 2015, MidWestOne Bank, a wholly owned subsidiary of the Company, completed the sale of its Ottumwa, Iowa branch to Peoples State Bank headquartered in Albia, Iowa, a unit of Peoples Tri-County BanCorp. The sale involved the transfer of approximately $33.0 million in deposits and $17.1 million of loans, with a net gain realized on the sale of $0.7 million.
Sale of Barron and Rice Lake, Wisconsin Central Bank Branch Offices
On October 14, 2015, Central Bank, a wholly owned subsidiary of the Company, entered into an agreement to sell its Barron and Rice Lake, Wisconsin branches to Citizens Community Federal Bank (“CCF Bank”) headquartered in Altoona, Wisconsin, a unit of Citizens Community Bancorp, Inc. of Eau Claire, Wisconsin. Subject to regulatory approval, CCF Bank will assume approximately $30 million in deposits and $21 million in assets, with an expected completion date in the first quarter of 2016 and a net gain expected to be realized on the transaction.
Quarterly Cash Dividend Declared
On January 19, 2016, the Company’s board of directors declared a quarterly cash dividend of $0.16 per common share, an increase of $0.01, or 6.7%, from the dividend paid last quarter. The dividend is payable March 15, 2016, to shareholders of record at the close of business on March 1, 2016. At this quarterly rate, the indicated annual cash dividend is equal to $0.64 per common share.
Conference Call Details
MidWestOne will host a conference call for investors at 11:00 a.m., CDT, on Friday, January 29, 2016. To participate, dial 866-233-3483 at least fifteen minutes before the call start time. If you are unable to participate on the call, a replay will be available until April 30, 2016 on the Company’s web site: www.midwestone.com, using the replay access code of 10076451. A transcript of the call will also be available on the web site within three business days of the event.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company has two bank subsidiaries, MidWestOne Bank, headquartered in Iowa City, Iowa, and Central Bank, headquartered in Golden Valley, Minnesota. The Company also has an insurance subsidiary, MidWestOne Insurance Services, Inc., which provides personal and business insurance services in Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “intend,” “project,” “estimate,” “forecast,” “may” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have an impact on our ability to achieve operating results, growth plan goals and future prospects include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values could cause an increase in the allowance for credit losses and a reduction in net earnings; (2) the risks of mergers, including with Central Bancshares, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (3) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (4) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (5) fluctuations in the value of our investment securities; (6) governmental monetary and fiscal policies; (7) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations promulgated and to be promulgated thereunder, as well as the Basel III Rules, and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (8) the ability to attract and retain key executives and employees experienced in banking and financial services; (9) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (10) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (11) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (12) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (13) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (14) volatility of rate-sensitive deposits; (15) operational risks, including data processing system failures or fraud; (16) asset/liability matching risks and liquidity risks; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; (20) cyber-attacks; and (21) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.

Non-GAAP Presentations:
Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company’s operating performance and financial condition, including tangible book value per share, the tangible equity to tangible assets ratio, return on average tangible equity, net interest margin, the efficiency ratio, and earnings per share excluding merger-related expenses. Management believes this data provides investors with pertinent information regarding the Company’s profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of	As of	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands, except per share data)	2015	2015	2015	2015	2014
Tangible Equity
Total shareholders’ equity	$296,178	$290,666	$277,966	$197,392	$192,731
Less: Intangible assets, net of amortization and associated deferred tax liability	(78,323)	(77,761)	(72,381)	(8,151)	(8,259)
Tangible equity	$217,855	$212,905	$205,585	$189,241	$184,472
Tangible Assets
Total assets	$2,979,975	$2,981,840	$2,922,450	$1,777,977	$1,800,302
Less: Intangible assets, net of amortization and associated deferred tax liability	(78,323)	(77,761)	(72,381)	(8,151)	(8,259)
Tangible assets	$2,901,652	$2,904,079	$2,850,069	$1,769,826	$1,792,043
Common shares outstanding	11,408,773	11,406,431	11,405,931	8,370,309	8,355,666
Tangible Book Value Per Share	$19.10	$18.67	$18.02	$22.61	$22.08
Tangible Equity/Tangible Assets	7.51%	7.33%	7.21%	10.69%	10.29%

	For the Three Months Ended December 31,	For the Year Ended December 31,	For the Three Months Ended December 31,	For the Year Ended December 31,
(dollars in thousands, except per share data)	2015	2015	2014	2014
Net Income	$8,238	$25,118	$3,907	$18,522
Plus: Intangible amortization, net of tax(1)	738	2,126	89	356
Adjusted net income	$8,976	$27,244	$3,996	$18,878
Average Tangible Equity
Average total shareholders’ equity	$292,205	$255,307	$191,303	$186,375
Less: Average intangible assets, net of amortization	(82,975)	(69,975)	(8,313)	(8,477)
Average tangible equity	$209,230	$185,332	$182,990	$177,898
Return on Average Tangible Equity (annualized)	17.02%	14.70%	8.66%	10.61%

Net Interest Margin Tax Equivalent Adjustment
Net interest income	$26,757	$90,052	$13,904	$54,853
Plus tax equivalent adjustment:(1)
Loans	331	1,293	305	1,157
Securities	728	2,898	728	2,880
Tax equivalent net interest income (1)	$27,816	$94,243	$14,937	$58,890
Average interest earning assets	$2,733,609	$2,541,681	$1,707,577	$1,669,130
Net Interest Margin	4.04%	3.71%	3.47%	3.53%

Net Income	$8,238	$25,118	$3,907	$18,522
Plus: Merger-related expenses	110	3,512	976	1,061
Net tax effect of above item(2)	(25)	(539)	(80)	(111)
Net income exclusive of merger-related expenses	$8,323	$28,091	$4,803	$19,472
Diluted average number of shares	11,440,298	10,391,323	8,384,767	8,433,296
Return on Average Assets (annualized)	1.09%	0.91%	0.86%	1.05%
Return on Average Equity (annualized)	11.19%	9.84%	8.10%	9.94%
Earnings Per Common Share-Diluted	$0.72	$2.42	$0.46	$2.19
Earnings Per Common Share-Diluted, exclusive of merger-related expenses	$0.73	$2.70	$0.57	$2.31
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%
(2) Computed based on qualifying tax deductible expenses, assuming a federal income tax rate of 35%

	For the Three Months Ended December 31,	For the Year Ended December 31,	For the Three Months Ended December 31,	For the Year Ended December 31,
(dollars in thousands)	2015	2015	2014	2014
Operating Expense
Total noninterest expense	$22,238	$73,176	$11,563	$43,413
Less: Amortization of intangibles	(1,135)	(3,271)	(137)	(547)
Operating expense	$21,103	$69,905	$11,426	$42,866
Operating Revenue
Tax equivalent net interest income (1)	$27,816	$94,243	$14,937	$58,890
Plus: Noninterest income	6,638	21,193	3,534	15,313
Less: Gain on sale or call of available for sale securities	—	(1,011)	(108)	(1,227)
Loss on sale of premises and equipment	14	29	—	1
Operating revenue	$34,468	$114,454	$18,363	$72,977
Efficiency Ratio	61.22%	61.08%	62.22%	58.74%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31, 2015	As of December 31, 2014
(dollars in thousands, except per share amounts)	(unaudited)
ASSETS
Cash and due from banks	$44,199	$23,028
Interest-bearing deposits in banks	2,731	381
Federal funds sold	167	—
Cash and cash equivalents	47,097	23,409
Investment securities:
Available for sale	427,241	474,942
Held to maturity (fair value of $118,234 as of December 31, 2015 and $51,253 as of December 31, 2014)	118,423	51,524
Loans held for sale	3,187	801
Loans	2,151,942	1,132,519
Allowance for loan losses	(19,427)	(16,363)
Net loans	2,132,515	1,116,156
Loan pool participations, net	—	19,332
Premises and equipment, net	76,202	37,770
Accrued interest receivable	13,736	10,898
Goodwill	64,548	—
Other intangible assets, net	19,141	8,259
Bank-owned life insurance	46,295	38,142
Other real estate owned	8,834	1,916
Deferred income taxes	947	3,078
Other assets	21,809	14,075
Total assets	$2,979,975	$1,800,302
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$559,586	$214,461
Interest-bearing checking	1,064,350	618,540
Savings	189,489	102,527
Certificates of deposit under $100,000	348,268	235,395
Certificates of deposit $100,000 and over	301,828	237,619
Total deposits	2,463,521	1,408,542
Federal funds purchased	1,500	17,408
Securities sold under agreements to repurchase	67,463	60,821
Federal Home Loan Bank borrowings	87,000	93,000
Junior subordinated notes issued to capital trusts	23,587	15,464
Long-term debt	22,500	—
Deferred compensation liability	5,132	3,393
Accrued interest payable	1,507	863
Other liabilities	11,587	8,080
Total liabilities	2,683,797	1,607,571
Shareholders' equity:
Preferred stock, no par value; authorized 500,000 shares; no shares issued and outstanding at December 31, 2015 and December 31, 2014	$—	$—
Common stock, $1.00 par value; authorized 15,000,000 shares at December 31, 2015 and December 31, 2014; issued 11,713,481 shares at December 31, 2015 and 8,690,398 shares at December 31, 2014; outstanding 11,408,773 shares at December 31, 2015 and 8,355,666 shares at December 31, 2014	11,713	8,690
Additional paid-in capital	163,487	80,537
Treasury stock at cost, 304,708 shares as of December 31, 2015 and 334,732 shares at December 31, 2014	(6,331)	(6,945)
Retained earnings	123,901	105,127
Accumulated other comprehensive income	3,408	5,322
Total shareholders' equity	296,178	192,731
Total liabilities and shareholders' equity	$2,979,975	$1,800,302

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (dollars in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Interest income:
Interest and fees on loans	$25,585	$12,370	$86,544	$48,466
Interest and discount on loan pool participations	—	379	798	1,516
Interest on bank deposits	41	14	70	38
Interest on federal funds sold	1	8	1	8
Interest on investment securities:
Taxable securities	2,013	2,161	7,734	8,921
Tax-exempt securities	1,404	1,379	5,553	5,455
Total interest income	29,044	16,311	100,700	64,404
Interest expense:
Interest on deposits:
Interest-bearing checking	724	544	2,627	2,168
Savings	232	37	360	145
Certificates of deposit under $100,000	333	683	2,445	2,701
Certificates of deposit $100,000 and over	248	568	2,406	2,013
Total interest expense on deposits	1,537	1,832	7,838	7,027
Interest on federal funds purchased	1	—	34	8
Interest on securities sold under agreements to repurchase	52	32	176	119
Interest on Federal Home Loan Bank borrowings	365	466	1,451	2,092
Interest on other borrowings	6	6	22	24
Interest on junior subordinated notes issued to capital trusts	193	71	592	281
Interest on subordinated notes	—	—	162	—
Interest on long-term debt	133	—	373	—
Total interest expense	2,287	2,407	10,648	9,551
Net interest income	26,757	13,904	90,052	54,853
Provision for loan losses	1,490	300	5,132	1,200
Net interest income after provision for loan losses	25,267	13,604	84,920	53,653
Noninterest income:
Trust, investment, and insurance fees	1,363	1,381	6,005	5,771
Service charges and fees on deposit accounts	1,303	885	4,401	3,279
Mortgage origination and loan servicing fees	660	350	2,756	1,554
Other service charges, commissions and fees	2,983	585	5,742	2,381
Bank-owned life insurance income	343	225	1,307	1,102
Gain on sale or call of available for sale securities	—	108	1,011	1,227
Loss on sale of premises and equipment	(14)	—	(29)	(1)
Total noninterest income	6,638	3,534	21,193	15,313
Noninterest expense:
Salaries and employee benefits	13,240	6,387	41,865	24,918
Net occupancy and equipment expense	3,390	1,508	9,975	6,293
Professional fees	1,061	1,528	4,929	3,606
Data processing expense	631	393	2,659	1,565
FDIC insurance expense	339	240	1,397	964
Amortization of intangible assets	1,135	137	3,271	547
Other operating expense	2,442	1,370	9,080	5,520
Total noninterest expense	22,238	11,563	73,176	43,413
Income before income tax expense	9,667	5,575	32,937	25,553
Income tax expense	1,429	1,668	7,819	7,031
Net income	$8,238	$3,907	$25,118	$18,522

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	As of and for the Year Ended December 31, 2015	As of and for the Nine Months Ended September 30, 2015	As of and for the Six Months Ended June 30, 2015	As of and for the Three Months Ended March 31, 2015	As of and for the Year Ended December 31, 2014
(unaudited, dollars in thousands, except per share amounts)
Per Share Data:
Book value per share	$25.96	$25.48	$24.37	$23.58	$23.07
Tangible book value per share, net of associated deferred tax liability on intangibles	19.10	18.67	18.06	22.61	22.08
Financial Ratios:
Tangible equity/tangible assets (both net of associated deferred tax liability on intangibles)	7.51%	7.33%	7.23%	10.69%	10.29%
Total shareholders’ equity/total assets	9.94	9.75	9.51	11.10	10.71
Total loans/total deposits	87.35	86.59	87.69	83.53	80.40
Total loans + loan pool participations/total deposits	87.35	86.59	87.69	84.98	81.93
Asset Quality:
Gross loans	$2,151,942	$2,137,212	$2,108,358	$1,176,327	$1,132,519
Allowance for loan losses	19,427	18,871	17,167	16,526	16,363
Net charge-offs	2,068	1,134	697	437	1,016
Loans past due 30 - 89 days	8,491	13,533	7,799	3,682	3,862
Other real estate owned	8,834	8,299	8,894	1,652	1,916
Non-performing loans
Non-accrual loans	$4,012	$5,147	$3,717	$3,463	$3,255
Restructured loans	7,232	7,490	7,546	8,084	8,918
Loans 90+ days past due and still accruing interest	284	132	1,250	1,037	848
Total non-performing loans	$11,528	$12,769	$12,513	$12,584	$13,021

Gross loan pool participations	$—	$—	$—	$20,364	$21,466
Allowance for loan pool participation losses	—	—	—	2,134	2,134

Net loan charge-offs/average loans - annualized	0.11%	0.08%	0.10%	0.15%	0.09%
Nonperforming loans/total loans	0.54	0.60	0.59	1.07	1.15
Nonperforming loans + other real estate/total assets	0.68	0.71	0.73	0.80	0.83
Allowance for loan losses/total loans	0.90	0.88	0.81	1.40	1.44
Allowance for loan pool participation losses/total loan pool participations	—	—	—	10.48	9.94
Allowance for loan losses/nonperforming loans	168.52	147.79	137.19	131.33	125.67

	As of and for the Three Months Ended December 31,		As of and for the Year Ended December 31,
(unaudited, dollars in thousands, except per share amounts)	2015	2014	2015	2014
Per Share Data:
Ending number of shares outstanding	11,408,773	8,355,666	11,408,773	8,355,666
Average number of shares outstanding	11,407,460	8,352,156	10,362,929	8,405,284
Diluted average number of shares	11,440,298	8,384,767	10,391,323	8,433,296
Earnings per common share - basic	$0.72	$0.46	$2.42	$2.20
Earnings per common share - diluted	0.72	0.46	2.42	2.19
Dividends paid per common share	0.150	0.145	0.600	0.580
Performance Ratios:
Return on average assets - annualized	1.09%	0.86%	0.91%	1.05%
Return on average shareholders’ equity - annualized	11.19	8.10	9.84	9.94
Return on average tangible equity - annualized	17.02	8.66	14.70	10.61
Net interest margin	4.04	3.47	3.71	3.53
Efficiency ratio*	61.22	62.22	61.08	58.74
Average Balances:
Total loans	$2,136,824	$1,112,047	$1,962,846	$1,092,280
Total loan pool participations	—	22,237	10,032	24,321
Interest-earning assets	2,733,609	1,707,577	2,541,681	1,669,130
Total assets	2,999,185	1,804,705	2,773,095	1,760,776
Interest-bearing deposits	1,925,081	1,211,414	1,787,691	1,176,013
Interest-bearing liabilities	2,130,055	1,383,411	1,984,406	1,354,444
Total equity	292,205	191,303	255,307	186,375

* Noninterest expense minus amortization of intangibles, divided by the sum of tax-equivalent net interest income plus noninterest income minus gain/loss or impairment on securities and premises and equipment.